Exhibit 99.26

Brookfield Renewable Brookfield Renewable Partners L.P. Brookfield Place, 181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3	Tel 416.363.9491 Fax 416.365.9542 https://bep.brookfield.com

January 11, 2020

Board of Directors
TerraForm Power, Inc.
200 Liberty Street
14th Floor
New York, NY 10281

Ladies and Gentlemen:

Brookfield Renewable Partners L.P. (“BEP”) is pleased to make this proposal to acquire all of the outstanding shares of Class A common stock of TerraForm Power, Inc. (“TERP” or the “Company”), other than those shares currently held by BEP and its affiliates1 (the “Proposal”).  The proposal is being made at a BEP-to-TERP exchange ratio of 0.36 times, which values TERP at $17.31 per share, representing a premium of 11% to the unaffected closing price of the Company’s Class A common stock on January 10, 2020.

The proposed merger will be beneficial to TERP shareholders, including for the following reasons:

Strong Premium – The Proposal’s 11% premium is meaningful, particularly in light of TERP being fully valued in the public markets (up approximately 65% since the inception of Brookfield sponsorship in 2017).

Access to Broader Growth Mandate – TERP shareholders will benefit from BEP’s broader growth mandate, including a global development pipeline of 13,000 MW and greater technological and geographic diversification, including approximately 8,000 MW of perpetual hydro assets.

1          BEP and its affiliates currently hold approximately 62% of the TERP Class A common shares.

Enhanced Liquidity & Balance Sheet – TERP shareholders will benefit from access to greater liquidity and an investment grade balance sheet.  The combined company is expected to have approximately $3 billion of available liquidity to pursue further growth.

Global Leader in Renewables – TERP shareholders will be able to participate in the ongoing growth of one of the largest public pure-play renewable platforms in the world in BEP, with an ownership interest in approximately 19,000 MW of premier renewable assets globally and annual funds from operations of over $1 billion.

Demonstrable Synergies – Opportunity to eliminate public company costs and duplicative financing costs will enhance the combined business moving forward.

Continued Sponsorship by Brookfield –TERP shareholders will retain the same sponsorship benefits of Brookfield Asset Management via BEP as they currently receive. Brookfield is a leading global alternative asset manager with over $500 billion of assets under management.

Track Record of Success - BEP has a 20-year public track record in the renewable power sector, delivering approximately 18% annualized returns to unitholders since inception with consistent, stable distribution growth.

Form of Consideration - TERP shareholders will receive Class A shares (“BEPC Shares”) of Brookfield Renewable Corporation (“BEPC”) in the merger, on a tax-deferred basis.  BEPC, a Canadian subsidiary of BEP, will be a publicly traded corporation, listed on the Toronto and New York Stock Exchanges.  BEPC Shares will be structured to be economically equivalent to BEP units.  For example, BEPC dividends will be declared and paid at the same time as distributions are made on the units of BEP, and BEPC dividends will be equal to BEP distributions on a per share basis.  Furthermore, BEPC Shares will be fully exchangeable, on a one-for-one basis, into units of BEP, at the option of the holder.  The purpose of BEPC is to allow holders to own a share of a corporation, as opposed to a limited partnership unit, to the extent they choose to do so.  The exchange ratio will be adjusted on a proportional basis to reflect the previously announced special distribution of BEPC Shares to BEP unitholders.

We have deep familiarity with TERP and are prepared to move quickly, with no need to do due diligence on the Company.  We request that TERP’s Board of Directors promptly form a committee consisting solely of independent directors with full authority to evaluate and respond to the Proposal.  We expect the independent committee to engage financial and legal advisors to evaluate our Proposal.  We are confident that, if the independent committee directs the Company and its advisors to move forward with our Proposal, we could work together to quickly finalize a transaction.  Closing of any transaction will be subject to customary approvals, including the approval of the independent committee and the approval of a majority of TERP’s shareholders not affiliated with BEP.  We will not pursue this Proposal without the approval of the independent committee and further expect that the definitive merger agreement will include a non-waivable condition requiring the approval of a majority of TERP’s shareholders not affiliated with BEP.

In considering this Proposal, you should know that, in BEP’s capacity as a shareholder of the Company, BEP is interested only in acquiring the shares of TERP Class A common stock not already owned by BEP and its affiliates, and that in such capacity, BEP has no interest in selling any of the shares of TERP Class A common stock it owns, nor would BEP support any alternative sale, merger or similar transaction involving the Company.

We are required to publicly disclose this Proposal promptly in an amendment to our current Schedule 13D, which we expect to do before market opens on Monday, January 13, 2020.

This Proposal is non-binding and does not impose any legal obligation on any person.  Brookfield, BEP, their respective affiliates (including TERP) will be bound only in accordance with the terms and conditions contained in executed definitive agreements, if any.  This letter shall be governed by and construed in accordance with the laws of the State of New York.

We are excited about the combination of BEP and TERP.  We believe that this transaction is compelling to, and in the best interests of, shareholders of TERP and unitholders of BEP.  If you have any questions regarding this Proposal, please feel free to contact Sachin Shah, Chief Executive Officer of BEP.  We look forward to hearing from you soon.

Sincerely,

BROOKFIELD RENEWABLE PARTNERS L.P.
By its Service Provider:
BRP ENERGY GROUP L.P.

/s/ Sachin Shah
Sachin Shah
Chief Executive Officer

Cautionary Statement Regarding Forward-looking Statements

This communication contains forward-looking statements and information within the meaning of Canadian provincial securities laws and “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and in any applicable Canadian securities regulations. The words “will”, “intend”, “should”, “could”, “target”, “growth”, “expect”, “believe”, “plan”, derivatives thereof and other expressions which are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify the above mentioned and other forward-looking statements. Forward-looking statements in this communication include statements regarding the proposed transaction, the prospects and benefits of the combined company and the special distribution of BEPC Shares and any other statements regarding BEP’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance. Although BEP believes that these forward-looking statements and information are based upon reasonable assumptions and expectations, you should not place undue reliance on them, or any other forward-looking statements or information in this communication. The future performance and prospects of BEP are subject to a number of known and unknown risks and uncertainties. Factors that could cause actual results of BEP to differ materially from those contemplated or implied by the statements in this communication include uncertainties as to whether an agreement of the proposed transaction will be negotiated and executed; uncertainties as to whether TERP will cooperate with BEP regarding the proposed transaction; uncertainties as to whether TERP’s independent committee will approve any transaction proposed by BEP; uncertainties as to whether TERP’s stockholders not affiliated with BEP will approve any transaction; uncertainties as to whether the other conditions to the proposed transaction will be satisfied or satisfied on the anticipated schedule; the timing of the proposed transaction and whether the proposed transaction will be completed; failure to realize contemplated benefits from the proposed transaction; and incurrence of significant costs in connection with the proposed transactions. For further information on these known and unknown risks, please see “Risk Factors” included in the Form 20-F of BEP and other risks and factors that are described therein and that are described in BEP’s and BEPC’s joint preliminary Form F-1 and prospectus filed with the Securities and Exchange Commission and the securities regulators in Canada.

The foregoing list of important factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this communication and should not be relied upon as representing our views as of any subsequent date. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law.

Additional Information and Where to Find It

An agreement in respect of the proposed transaction described in this communication has not yet been executed, and this communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC should the proposed transaction go forward. Any solicitation will only be made through materials filed with the SEC. Nonetheless, this communication may be deemed to be solicitation material in respect of the proposed transaction proposed by BEP.  Should the proposed transaction go forward, BEP and BEPC expect to file relevant materials with the Securities and Exchange Commission (“SEC”), including a registration statement on Form F-4 that may include a proxy statement of TERP that also constitutes a prospectus of BEP and BEPC (the “F-4”).  This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that BEP, BEPC or TERP may file with the SEC or send to shareholders in connection with the proposed transaction.  SHAREHOLDERS OF TERP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC (IF AND WHEN THEY BECOME AVAILABLE), INCLUDING THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain copies of the F-4, including the proxy statement/prospectus, and other documents filed with the SEC (if and when available) free of charge at the SEC’s website, http://www.sec.gov.  Copies of documents filed with the SEC by TERP will be made available free of charge on TERP’s website at http://www.terraform.com/.  Copies of documents filed with the SEC by BEP and BEPC will be made available free of charge on BEP’s website at http://bep.brookfield.com/.  Such documents are not currently available.

Participants in Solicitation

TERP and its directors and executive officers, BEPC and its directors and executive officers, and BEP and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of TERP common stock in respect of the proposed transaction.  Information about the directors and executive officers of TERP is set forth on its website at http://www.terraformpower.com/.  Information about the directors and executive officers of BEP is set forth on its website at http://bep.brookfield.com/.  Information about the directors and executive officers of BEPC is set forth on its preliminary Form F-1, filed with the SEC on November 8, 2019.  Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.  You may obtain free copies of these documents as described in the preceding paragraph.

Non-solicitation

No securities regulatory authority has either approved or disapproved of the contents of this communication.  This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.